BioSpecifics Technologies Corp. Reports Second Quarter 2016 Financial Results

- Partner Endo exercised opt-in for human lipoma indication for CCH following positive Phase 2 results; triggers $750,000 opt-in payment to BioSpecifics -

LYNBROOK, NY – August 9, 2016 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product collagenase clostridium histolyticum, or CCH, marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the second quarter ended June 30, 2016 and provided a corporate update.

"We made significant progress advancing our clinical development programs during the second quarter. Specifically, we were pleased to report positive, statistically significant results from our Phase II clinical trial of CCH for the treatment of human lipoma in June and are pleased with Endo’s decision to opt-in to this indication, triggering a $750,000 opt-in payment from Endo, which we will receive in the third quarter of 2016. We also continued to lay the groundwork for the initiation of our Phase I clinical trial of CCH to treat uterine fibroids in the second half of this year,” said Thomas L. Wegman, President of BioSpecifics. "We are working closely with our partner Endo to develop and advance the CCH pipeline and look forward to their initiation of four key clinical programs in areas of significant unmet need such as adhesive capsulitis, plantar fibromatosis, lateral hip fat and Dupuytren's nodules.”

Second Quarter 2016 Financial Results

BioSpecifics reported net income of $2.6 million for the second quarter ended June 30, 2016, or $0.37 per basic share and $0.35 per share on a fully diluted basis, compared to net income of $1.8 million, or $0.26 per basic share and $0.24 per share on a fully diluted basis, for the same period in 2015.

Total revenue for the second quarter ended June 30, 2016 was $6.2 million, compared to $4.7 million for the same period in 2015.The increase in total revenue was due to the increased sales of XIAFLEX reported to BioSpecifics by its partner Endo International plc (Endo).

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics' agreement with Endo for the second quarter ended June 30, 2016 were $6.2 million, compared to $4.7 million for the same period in 2015, an increase of $1.5 million, or 32%. This increase in royalties and the mark-up on COGS was primarily due to the increase in sales of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease.

Licensing revenue consists of licensing fees, sublicensing fees and milestone payments. For the second quarter ended June 30, 2016 and 2015, the Company recognized licensing revenue related to the development of CCH, of approximately $12,000 in each period.

Research and development expenses for the second quarter ended June 30, 2016 were $0.4 million, compared to $0.3 million in the same period in 2015.

General and administrative expenses for the second quarter ended June 30, 2016 were $1.9 million, compared to $1.8 million for the same period in 2015.

Provision for income taxes for the second quarter ended June 30, 2016 were $1.3 million, compared to $0.9 million for the same period in 2015.

As of June 30, 2016, BioSpecifics had cash and cash equivalents and investments of $45.8 million, compared to $37.1 million as of December 31, 2015.

XIAFLEX Commercial Highlights

On August 8, 2016, Endo reported commercial highlights for the second quarter of 2016 (Endo’s second quarter 2016 financials are reported in BioSpecifics’ third quarter 2016 financials). For the second quarter of 2016, U.S. demand vials were approximately 8,197 for Peyronie’s disease and approximately 6,530 for Dupuytren's contracture, equaling overall demand vials of approximately 14,727, a 12% increase over the second quarter 2015, driven primarily by a 19% year over year increase in Peyronie’s disease demand vials.

For the second quarter of 2016, Endo reported that U.S. net revenues were $42.4 million and worldwide net revenues were $45.2 million. Endo now expects a low double-digit percentage growth rate for U.S. XIAFLEX pro forma revenue in 2016.

CCH Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of collagenase clostridium histolyticum (CCH) for uterine fibroids, and initiates the development of CCH in new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include human and canine lipoma, adhesive capsulitis, cellulite, lateral hip fat and plantar fibromatosis. Endo has also discussed the potential expansion into currently un-licensed indications including uterine fibroids, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids.

  On July 29, 2016, Endo notified BioSpecifics that it was exercising its right to opt-in for the human lipoma indication, bringing their total number of licensed indications to eight. As a result of Endo's opt-in for this indication, in addition to a an opt-in payment of $750,000, to be received in the third quarter of 2016, they are now responsible for all costs for future clinical development and will owe potential future milestone, royalty and cost of goods payments to BioSpecifics.
  In June 2016, BioSpecifics reported positive, statistically significant, top-line results from a placebo-controlled, double-blind Phase II clinical trial of CCH for the treatment of human lipoma. The trial met its primary endpoint of reduction in the visible surface area of the target lipomas relative to placebo, as determined by caliper, at six months post injection (p<0.0001). There were no serious adverse events reported during the trial.
  In May 2016, BioSpecifics announced the publication of data highlighting the efficacy of collagenase clostridium histolyticum (CCH) for the treatment of uterine fibroids in the May 2016 issue of the American Journal of Obstetrics & Gynecology in an article titled, "Loss of Stiffness in Collagen-Rich Uterine Fibroids after Digestion with Purified Collagenase Clostridium Histolyticum." The data show that highly purified CCH can reduce the stiffness of human uterine fibroids ex-vivo and potentially decrease their size.
  BioSpecifics expects to initiate a Phase I clinical trial of CCH in uterine fibroids in the second half of 2016.
  During their second quarter 2016 earnings call, Endo confirmed its plans to initiate clinical trials in four licensed indications in the second half of 2016. In the third quarter of 2016, Endo plans to initiate a Phase IIb trial in adhesive capsulitis and a Phase II trial in plantar fibromatosis and in the fourth quarter of 2016, a Phase II trial in lateral hip fat and a registration trial in Dupuytren’s nodules.

Webcast and Conference Call
BioSpecifics will host a conference call today at 4:30 p.m. ET to discuss these second quarter 2016 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/967/16309.

A replay of the call will be available one hour after the end of the conference on August 9, 2016 until 4:30 p.m. ET on August 16, 2016. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10090032. The archived webcast will be available for ninety days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and also for Peyronie's disease in Europe and Australia. Endo has the following partnerships outside the U.S. for these two indications; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the European tradename for XIAFLEX) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. Sobi is selling Xiapex in Europe for the treatment of Dupuytren's contracture and Peyronie's disease. Asahi is selling XIAFLEX for the treatment of Dupuytren's contracture in Japan. Actelion is selling XIAFLEX in Canada and Australia for the treatment of Dupuytren's contracture and in Australia for Peyronie's disease. The XIAFLEX development pipeline includes several additional promising indications. Endo is currently managing development of CCH for cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics is managing the development of CCH for uterine fibroids and plans to initiate clinical development in the second half of 2016. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This earnings release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements in this earnings release include statements concerning, among other things, the timing of initiation of a clinical trial of CCH in uterine fibroids; whether we will timely receive Endo’s opt-in payment related to the human lipoma indication; whether Endo will experience a low double-digit percentage growth rate for U.S. XIAFLEX pro forma revenue in 2016; the success and outcome of our partnership with Endo to develop and advance the CCH pipeline; the timing of the initiation by Endo of four key clinical programs in the second half of 2016 in areas such as adhesive capsulitis, plantar fibromatosis, lateral hip fat and Dupuytren’s nodules; Endo’s interest in new, unlicensed indications, including uterine fibroids, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids; the success and outcome of Endo’s initiatives to drive future growth of XIAFLEX. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “plan”, “may,” “will,” “can,” and “could,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics’ beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma, canine lipoma, uterine fibroids, plantar fibromatosis, lateral hip fat and Dupuytren’s nodules all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this earnings release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this earnings release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Royalties	$6,167,811	$4,702,631	$12,723,458	$10,296,740
Licensing revenue	12,345	12,344	24,689	24,689
Total Revenues	6,180,156	4,714,975	12,748,147	10,321,429

Costs and expenses:
Research and development	444,477	256,736	692,977	496,201
General and administrative	1,902,083	1,795,265	4,066,416	3,598,387
Total costs and expenses	2,346,560	2,052,001	4,759,393	4,094,588

Operating income	3,833,596	2,662,974	7,988,754	6,226,841

Other income:
Interest income	67,327	18,482	120,030	32,202
Other, net	9,836	-	31,194	4,633
	77,163	18,482	151,224	36,835

Income before income tax expense	3,910,759	2,681,456	8,139,978	6,263,676
Provision for income tax expense	(1,338,044)	(924,252)	(2,738,139)	(2,175,572)

Net income	$2,572,715	$1,757,204	$5,401,839	$4,088,104

Earnings per share:
Basic	$0.37	$0.26	$0.77	$0.61
Diluted	$0.35	$0.24	$0.74	$0.57

Shares used in calculation of earnings per share:
Basic	7,018,652	6,759,147	7,015,158	6,749,153
Diluted	7,268,527	7,233,133	7,272,328	7,225,806

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	June 30,	December 31,
	2016	2015 (1)
Cash and cash equivalents	$6,964,402	$5,137,875
Investments	38,871,820	31,944,083
Accounts and income tax receivable	5,163,879	3,464,763
Deferred tax assets	3,358,617	622,972
Working capital	48,875,033	37,530,357
Total assets	58,732,586	45,698,113
Long-term liabilities	7,087,141	49,379
Total stockholders' equity	49,914,811	44,810,209

(1) The selected consolidated balance sheet information for the year ended December 31, 2015 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements